EXHIBIT 10.43
SUMMARY OF DIRECTOR COMPENSATION
OF
AMERIGAS PROPANE, INC.,
General Partner of
AMERIGAS PARTNERS, L.P.
October 1, 2006
(Annualized Rate)

Annual retainer for non-management directors Additional annual retainer for Audit	$65,000

Committee members (other than the Chairman) Additional annual retainer for Audit	10,000

Committee Chairman	15,000
The Directors are also offered employee rates on propane purchases. The General Partner reimburses directors for expenses incurred by them (such as travel expenses) in serving on the Board and Committees. The General Partner determines all expenses allocable to the Partnership, including expenses allocable to the services of directors.